Exhibit 99.1

AVERY DENNISON REPORTS

SECOND QUARTER 2004 RESULTS

Reported sales grow more than 11 percent;

Sales and earnings per share exceed expectations

PASADENA, Calif. – July 20, 2004 – Avery Dennison Corporation (NYSE:AVY) today reported second quarter diluted earnings per share of $0.68, compared with $0.71 per share for the second quarter of 2003. Excluding a previously announced, acquisition-related restructuring charge in the quarter, second quarter 2004 earnings were $0.78 per share, which includes a $0.04 per share benefit from a one-time tax settlement.

“Our second quarter results mark Avery Dennison’s return to double-digit earnings growth from operations,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “We have achieved a number of milestones this quarter, including the completion of integration activities related to the Jackstädt acquisition. We are experiencing solid growth across the Company as economic conditions throughout our businesses and geographic markets improve substantially, with the exception of some softness in the office products business.”

Financial highlights for the second quarter of 2004:

•	Earnings per share, on a diluted basis, were $0.68, compared with $0.71 per share in the same quarter a year ago. Second quarter earnings include the negative impact of $0.10 per share resulting from a restructuring charge related to the final stages of integration activities for the Jackstädt acquisition. In line with the Company’s expectations, a positive impact from currency translation contributed approximately $0.01 per share to second quarter 2004 earnings. In addition, a favorable foreign tax audit settlement contributed $0.04 per share to earnings in the second quarter. Including the tax benefit, earnings per share were $0.78, before the impact of the restructuring charge, compared with $0.67 per share in the second quarter of 2003. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Net income was $68.5 million, which includes the negative effect of a pretax restructuring charge of approximately $14 million associated with the completion of integration activities for the Jackstädt acquisition, compared with $71.3 million in the second quarter of 2003. Excluding the restructuring charge, net income was $78.5 million, including the favorable tax settlement, compared with $66.8 million in the year-ago second quarter. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Reported sales from continuing operations grew 11 percent from prior-year levels, reaching $1.3 billion for the second quarter of 2004, compared with $1.2 billion in the second quarter of 2003.

Approximately one-third of the revenue growth during the quarter is attributable to the positive impact of currency translation, primarily the Euro.

•	Core unit volume grew approximately 8 percent over the prior-year second quarter, achieving the highest unit volume growth rate in six quarters.

•	Operating margin declined 10 basis points from the second quarter of 2003, excluding the restructuring charge in the current-year quarter and positive one-time items in the prior-year quarter, reflecting lower prices, higher raw material costs and unfavorable business mix, which were largely offset by productivity gains. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

Financial highlights for the first six months of 2004:

•	Earnings per share, on a diluted basis, were $1.21, compared with $1.42 for the first half of 2003. Excluding restructuring charges, earnings per share were $1.46, including the favorable tax settlement, compared with $1.35 per share for the first six months of 2003. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Net income was $121.1 million, compared with $142.1 million for the first six months of 2003. Excluding restructuring charges, net income was $146.6 million, which includes the favorable tax settlement, compared with $135.2 million for the same period a year ago. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Reported sales grew approximately 10 percent to $2.6 billion, compared with $2.3 billion in the first half of the prior year. Approximately half of the revenue growth during the first six months of 2004 is attributable to the positive impact of currency translation, primarily the Euro.

•	Core unit volume rose approximately 6.5 percent, compared with the same period a year ago.

•	The year-to-date tax rate declined to 24.9 percent, a decrease of 310 basis points, due to a favorable foreign tax audit settlement and the effect of the Company’s current geographic income mix. The Company expects a tax rate in the range of 27.5 percent to 28 percent for the second half of 2004, resulting in an annual tax rate of approximately 26.5 percent for the year, subject to geographic income mix.

Operations Review:

The Company’s Pressure-sensitive Adhesives and Materials sector reported sales of $854 million, reflecting growth of approximately 15 percent over the second quarter of 2003. Approximately 75 percent of the sector’s revenue growth is attributable to ongoing volume growth. The balance is attributable to the impact of currency translation, primarily the Euro, which was offset by negative price and mix. The North American pressure-sensitive roll materials business reported sales growth at a high single-digit rate compared with the year-ago second quarter. Contributing to the operation’s growth is the expansion of its beverage label business, as major beer brewers are beginning to transition to pressure-sensitive adhesive labels for their bottles. Before the effect of currency translation, sales in the European pressure-sensitive roll materials business increased at a high single-digit rate. Business in Eastern European markets continued to be especially strong, with growth during the second quarter at rates exceeding 20 percent.

The roll materials business in Asia continued to report exceptionally strong results, with sales growth in China of more than 40 percent compared with the year-ago second quarter, and sales growth exceeding 30 percent in other Asian markets. The Latin American pressure-sensitive roll materials business also grew at a double-digit rate, reporting sales growth of approximately 16 percent before the impact of currency translation. The worldwide specialty tapes business posted double-digit sales growth before the impact of currency translation, while the global graphics and reflective materials business continued to improve with high single-digit sales growth, before the impact of currency translation.

Operating margin, excluding the restructuring charge, for the Pressure-sensitive Adhesives and Materials sector improved by 110 basis points compared with the prior-year second quarter, and improved 30 basis points sequentially over the first quarter of 2004. (See Attachment A-4: “Reconciliation of GAAP to Non-GAAP Supplementary Information”). The improvement in operating margin for the sector is attributable to successful execution of productivity improvement efforts, particularly in Europe. The Company expects additional improvement in operating margin for the sector during the second half of the year as a result of continued productivity improvement and increased pricing which are expected to offset higher raw material costs.

The Consumer and Converted Products sector reported sales from continuing operations of $508 million, reflecting an increase of approximately 4 percent over the prior-year second quarter. Approximately 75 percent of the sector’s revenue growth is attributable to ongoing volume growth. The balance is attributable to the impact of currency translation, primarily the Euro, which was offset by negative price and mix.

Sales in the global office products business declined approximately 3 percent compared with same period a year ago, excluding the impact of currency translation. The decline is attributable to the previously announced share loss at a large retailer in the fourth quarter of 2003. The retail information services business reported strong results for the second quarter, with sales increasing approximately 10 percent over the year-ago second quarter, excluding the impact of currency translation. This retail services business continues to expand in markets around the world as leading apparel manufacturers and retailers enhance the brand identity of their merchandise sold with labels, tags and tickets produced by Avery Dennison.

Operating margin, excluding restructuring charges, for the Consumer and Converted Products sector declined by 10 basis points compared with the year-ago second quarter, and improved 60 basis points sequentially over the first quarter of 2004. (See Attachment A-4: “Reconciliation of GAAP to Non-GAAP Supplementary Information”). The decrease is due to margin declines in the office products business, offset by strong results reported by the retail information services business. The Company expects continued pressure on operating margin for the sector during the remainder of the year as raw material costs increase for the office products business before planned price increases are implemented in January, 2005. Avery Dennison expects to offset this pressure with higher sales and continual productivity efforts.

The Company said that in addition to the ongoing U.S. Department of Justice and European Commission investigations of the paper products and label stock industries, it was recently informed that the Competition Bureau of the Canadian Department of Justice has commenced an investigation into the label stock industry. Avery Dennison is cooperating with these investigations.

Outlook:

Avery Dennison announced that it is raising the lower end of its earnings expectation by $0.10 per share for 2004, bringing the Company’s full-year earnings projection for 2004 to a range of $2.90 to $3.10 per share, before the impact of restructuring charges. This reflects the benefit of the reduced tax rate and better-than-expected results in the second quarter.

The revised full-year guidance is based on expected earnings in the second half of 2004 in the range of $1.45 to $1.65 per share, with a range of $0.72 to $0.77 per share for the third quarter.

“We are on a solid path to achieving our primary goal of top-line growth, as order patterns continue to show strength in the early part of the third quarter,” said Neal. “Our Horizons top-line growth initiative, which now has been rolled out across the Company in virtually every operation around the world, is one of the most successful growth generating programs we have ever implemented. The energy and enthusiasm that is generated by the Horizons process at Avery Dennison is truly remarkable, as new teams of employees are being created continually to develop and launch products and services in accelerated timeframes. More than 100 Horizons teams are working on current projects, with a total of more than 600 teams having been formed since the program was introduced.”

“We remain committed to leveraging our technological expertise to create state-of-the-art products for the future, which includes our developing RFID (radio frequency identification) business,” said Neal. “Pressure-sensitive adhesive tags and labels are ideal vehicles for carrying an RFID chip and antenna. As one of the world’s largest manufacturers of pressure-sensitive adhesive labeling materials, we are uniquely positioned to capture a meaningful share of this potentially large, new market.”

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials.

Based in Pasadena, Calif., the Company had 2003 sales of $4.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

# # #

Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation, as well as the European Commission and Canadian Department of Justice investigations, into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof; impact of epidemiological events such as Severe Acute Respiratory Syndrome (SARS) on the economy and the Company’s customers and suppliers; successful integration of acquired companies; financial condition and inventory strategies of customers; introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

For more information and to listen to a live broadcast or an audio replay of the 2nd Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$1,324.0	$1,192.2	$2,570.7	$2,327.4

Cost of products sold	933.4	820.8	1,813.6	1,597.6

Gross profit	390.6	371.4	757.1	729.8

Marketing, general & administrative expense	274.3	265.5	532.2	512.6

Interest expense	13.8	14.5	28.5	29.4

Other expense (income), net (1)	13.8	(4.0)	35.2	(4.0)

Income from continuing operations before taxes	88.7	95.4	161.2	191.8

Taxes on income	20.2	25.7	40.1	53.7

Income from continuing operations	68.5	69.7	121.1	138.1

Income from discontinued operations, net of taxes	—	1.6	—	4.0

Net Income	$68.5	$71.3	$121.1	$142.1

Per share amounts:
Income per common share, assuming dilution:

Continuing operations	$0.68	$0.70	$1.21	$1.38

Discontinued operations	—	0.01	—	0.04

Net Income	$0.68	$0.71	$1.21	$1.42

Average common shares outstanding, assuming dilution	100.5	100.1	100.4	100.1

Common shares outstanding at period end	99.9	99.4	99.9	99.4

(1)	Other expense for the second quarter of 2004 includes $13.8 million of restructuring costs, asset impairment and lease cancellation charges.

Other expense (income), net, of ($4 million) for the second quarter of 2003 includes gain from settlement of a lawsuit of ($9 million), partially offset by net losses from disposition of fixed assets, asset impairment charges and costs associated with a plant closure of $5 million.

Other expense for 2004 YTD includes $35.2 million of restructuring costs, asset impairment and lease cancellation charges.

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

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AVERY DENNISON

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Reconciliation of GAAP to Non-GAAP Operating Margin:

Net sales	$1,324.0	$1,192.2	$2,570.7	$2,327.4

Income from continuing operations before taxes	$88.7	$95.4	$161.2	$191.8

GAAP Operating Margin	6.7%	8.0%	6.3%	8.2%

Income from continuing operations before taxes	$88.7	$95.4	$161.2	$191.8
Non-GAAP adjustments:
Restructuring costs and asset impairment charges	13.8	1.5	35.2	1.5
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	(5.5)	—	(5.5)
Interest expense	13.8	14.5	28.5	29.4

Adjusted non-GAAP operating income from continuing operations before taxes and interest expense	$116.3	$105.9	$224.9	$217.2

Adjusted Non-GAAP Operating Margin	8.8%	8.9%	8.7%	9.3%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$68.5	$71.3	$121.1	$142.1
Non-GAAP adjustments, net of taxes:
Restructuring costs and asset impairment charges	10.0	1.1	25.5	1.1
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	(4.0)	—	(4.0)
Income from discontinued operations	—	(1.6)	—	(4.0)

Adjusted Non-GAAP Net Income	$78.5	$66.8	$146.6	$135.2

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution:	$0.68	$0.71	$1.21	$1.42
Non-GAAP adjustments per share, net of taxes:
Restructuring costs and asset impairment charges	0.10	0.01	0.25	0.01
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	(0.04)	—	(0.04)
Income from discontinued operations	—	(0.01)	—	(0.04)

Adjusted Non-GAAP income per common share, assuming dilution	$0.78	$0.67	$1.46	$1.35

Average common shares outstanding, assuming dilution	100.5	100.1	100.4	100.1

Common shares outstanding at period end	99.9	99.4	99.9	99.4

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Second Quarter Ended
	NET SALES		OPERATING INCOME(1)		OPERATING MARGINS
	2004	2003(2)	2004	2003(2)	2004	2003(2)
Pressure-sensitive Adhesives and Materials	$853.8	$743.8	$59.2	$54.4	6.9%	7.3%
Consumer and Converted Products	507.8	488.8	61.1	58.9	12.0%	12.1%
Intersegment Sales	(37.6)	(40.4)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(17.8)	(3.4)	N/A	N/A
Interest Expense	N/A	N/A	(13.8)	(14.5)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,324.0	$1,192.2	$88.7	$95.4	6.7%	8.0%

(1)	Operating income for the second quarter of 2004 includes restructuring costs, asset impairment and lease cancellation charges of $13.8 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $13.1 million and the Consumer and Converted Products segment recorded $ .7 million.

Operating income for the second quarter of 2003 includes gain from settlement of a lawsuit of ($9 million), partially offset by net losses from disposition of fixed assets, asset impairment charges and costs associated with a plant closure of $5 million. The Pressure-sensitive Adhesives and Materials segment recorded $.5 million, the Consumer and Converted Products segment recorded $1 million, and Corporate recorded ($5.5 million).

(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Second Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2004	2003	2004	2003
Pressure-sensitive Adhesives and Materials
Operating income, as reported	$59.2	$54.4	6.9%	7.3%
Non-GAAP adjustments:
Restructuring costs, asset impairment and lease cancellation charges	13.1	0.5	1.6%	0.1%

Adjusted non-GAAP operating income	$72.3	$54.9	8.5%	7.4%

Consumer and Converted Products
Operating income, as reported	$61.1	$58.9	12.0%	12.1%
Non-GAAP adjustments:
Restructuring costs, asset impairment and lease cancellation charges	0.7	1.0	0.2%	0.2%

Adjusted non-GAAP operating income	$61.8	$59.9	12.2%	12.3%

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Six Months Year-to-Date
	NET SALES		OPERATING INCOME(1)		OPERATING MARGINS
	2004	2003(2)	2004	2003(2)	2004	2003(2)
Pressure-sensitive Adhesives and Materials	$1,700.1	$1,468.1	$107.0	$115.0	6.3%	7.8%
Consumer and Converted Products	949.8	946.8	112.3	124.3	11.8%	13.1%
Intersegment Sales	(79.2)	(87.5)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(29.6)	(18.1)	N/A	N/A
Interest Expense	N/A	N/A	(28.5)	(29.4)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$2,570.7	$2,327.4	$161.2	$191.8	6.3%	8.2%

(1)	Operating income for 2004 includes restructuring costs, asset impairment and lease cancellation charges of $35.2 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $34.5 million and the Consumer and Converted Products segment recorded $.7 million.

Operating income for 2003 includes gain from settlement of a lawsuit of ($9 million), partially offset by net losses from disposition of fixed assets, asset impairment charges and costs associated with a plant closure of $5 million. The Pressure-sensitive Adhesives and Materials segment recorded $.5 million, the Consumer and Converted Products segment recorded $1 million, and Corporate recorded ($5.5 million).

(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Six Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS
	2004	2003	2004	2003
Pressure-sensitive Adhesives and Materials
Operating income, as reported	$107.0	$115.0	6.3%	7.8%
Non-GAAP adjustments:

Restructuring costs, asset impairment and lease cancellation charges	34.5	0.5	2.0%	0.1%

Adjusted non-GAAP operating income	$141.5	$115.5	8.3%	7.9%

Consumer and Converted Products
Operating income, as reported	$112.3	$124.3	11.8%	13.1%
Non-GAAP adjustments:

Restructuring costs, asset impairment and lease cancellation charges	0.7	1.0	0.1%	0.1%

Adjusted non-GAAP operating income	$113.0	$125.3	11.9%	13.2%

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AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

(Unaudited)

	June 26, 2004	June 28, 2003
ASSETS

Current assets:
Cash and cash equivalents	$28.0	$42.9
Trade accounts receivable, net	868.3	799.6
Inventories, net	452.7	405.9
Other current assets	138.5	151.9

Total current assets	1,487.5	1,400.3

Property, plant and equipment, net	1,274.2	1,259.3
Goodwill	709.4	689.2
Intangibles resulting from business acquisitions, net	143.4	153.1
Other assets	512.0	514.2

	$4,126.5	$4,016.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term and current portion of long-term debt	$445.0	$326.9
Accounts payable	578.5	514.5
Other current liabilities	498.6	602.7

Total current liabilities	1,522.1	1,444.1

Long-term debt	813.5	932.0
Other long-term liabilities	413.3	395.7
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	802.4	628.9
Retained earnings	1,811.9	1,727.3
Minimum pension liability	(96.0)	(68.2)
Accumulated other comprehensive income (loss)	12.6	(23.2)
Cost of unallocated ESOP shares	(11.6)	(13.6)
Employee stock benefit trusts	(668.6)	(534.2)
Treasury stock at cost	(597.2)	(596.8)

Total shareholders’ equity	1,377.6	1,244.3

	$4,126.5	$4,016.1

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

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AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	June 26, 2004	June 28, 2003
Operating Activities:

Net income	$121.1	$142.1
Less: income from discontinued operations, net	—	4.0

Income from continuing operations	121.1	138.1
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	73.4	69.0
Amortization	19.2	17.0
Deferred taxes	10.2	(2.4)
Asset impairment and net loss on sale of assets	11.4	3.6
Other noncash items, net	(3.3)	(1.5)

	232.0	223.8
Changes in assets and liabilities	(51.7)	(70.5)

Net cash provided by operating activities from continuing operations	180.3	153.3

Investing Activities:

Purchase of property, plant and equipment	(77.2)	(103.7)
Proceeds from sale of assets	5.8	5.0
Payments for acquisitions	(2.3)	(7.6)
Purchase of software and other assets	(8.8)	(7.1)
Other	(4.8)	(3.3)

Net cash used in investing activities of continuing operations	(87.3)	(116.7)

Financing Activities:

Additional borrowings	129.7	413.2
Payments of debt	(164.0)	(363.9)
Dividends paid	(81.7)	(79.6)
Purchase of treasury stock	(0.4)	(0.1)
Proceeds from exercise of stock options, net	14.0	2.1
Other	7.8	8.4

Net cash used in financing activities of continuing operations	(94.6)	(19.9)

Effect of foreign currency translation on cash balances	0.1	3.4

(Decrease)/increase in cash and cash equivalents	(1.5)	20.1

Cash and cash equivalents, beginning of period	29.5	22.8

Cash and cash equivalents, end of period	$28.0	$42.9

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation

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